Exhibit 99.2

HF2 FINANCIAL MANAGEMENT INC.

NOMINATING AND GOVERNANCE

COMMITTEE CHARTER

A.	Introduction

This charter governs the operations of the Nominating and Governance Committee (the “Committee”) of the board of directors (the “Board”) of HF2 Financial Management Inc. (the “Company”). The Committee shall review the adequacy of this charter at least annually and recommend any proposed changes to the Board for its approval, although the Board shall have sole authority to amend this charter.

B.	Membership of Committee

The Committee shall be composed of such number of directors as is appointed by the Board, each of whom shall satisfy the applicable independence requirements of The Nasdaq Stock Market, LLC and the rules and regulations of the Securities and Exchange Commission subject to the phase-in rules that may be applicable.

Members of the Committee shall be appointed by the Board, upon the recommendation of the Committee. The chairman of the Committee shall be appointed by the Board. Committee members shall serve until their successors are duly appointed and qualified or until their earlier removal by the Board at any time.

The Committee may form and delegate any of its responsibility to subcommittees as it deems necessary or appropriate in its sole discretion.

C.	Meetings and Consultants

The Committee shall meet as often as it shall determine, but not less frequently than annually. The Committee shall have the authority to select, retain and terminate any consultants, outside counsel and other advisors (“Consultants”) as it deems necessary or appropriate in its sole discretion. The Committee may invite such Consultants to attend meetings of the Committee or to meet with any members of the Committee. The Committee shall have the sole authority to approve the fees and retention terms relating to such Consultants, which fees shall be borne by the Company.

D.	Purposes of the Committee

The purpose of the Committee is to (1) identify qualified individuals to become members of the Board and recommend to the Board proposed nominees for Board membership, (2) recommend to the Board directors to serve on each committee of the Board, (3) assess the Board’s effectiveness and develop and implement the Company’s corporate governance guidelines, (4) monitor significant developments in the law and practice of corporate governance and of the duties and responsibilities of directors of public companies, and (5) perform such other tasks as the Board may, from time to time, prescribe. All powers of the Committee are subject to the Company’s by-laws and applicable law.

E.	Authority and Responsibilities

The Committee shall have the following authority and responsibilities:

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To lead the search for, identify and screen individuals qualified to become members of the Board, including in the instance of a vacancy, and to select director nominees to be presented for stockholder approval at the annual meeting of the Company’s stockholders or, if applicable, at a special meeting of stockholders, and to develop and recommend to the Board a policy regarding consideration of nominees for directors who are recommended by the stockholders of the Company;

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To review at least annually the standards to be applied by the Board in making determinations as to whether a director satisfies the applicable independence requirements, to recommend to the Board any modifications to these standards that the Committee deems desirable, and to provide to the Board the Committee’s assessment of which directors satisfy such independence requirements under the then-current standards and under any recommended modifications to such standards;

•	To review the Board’s size, composition and structure and make recommendations to the Board as necessary;

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To review the Board’s committee structure and composition, including issues of diversity, age, skills such as understanding asset management, investment management and finance, and recommend to the Board for its approval directors to serve as members of each committee of the Board and to fill vacancies as needed;

•	To conduct an annual performance evaluation of the Board, the Committee and other committees of the Board;

•	To review periodically Board and committee compensation and benefits and recommend any proposed changes to the Board for approval, as applicable;

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To develop and recommend to the Board for its approval a set of corporate governance guidelines, which the Committee shall review annually, or more frequently if appropriate, and recommend changes as necessary;

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To develop and recommend to the Board for its approval the Company’s code of business conduct and ethics, which the Committee shall review annually, or more frequently if appropriate, and recommend changes as necessary;

•	To develop and recommend to the Board procedures for a stockholder to send communications to the Board;

•	To develop and recommend to the Board a policy regarding attendance of directors at the annual meeting of the Company’s stockholders;

•	To establish policies for new director orientation and to establish policies for the continued education of directors already on the Board;

•	To provide general advice to the Board on corporate governance matters;

•	To report regularly to the Board on the Committee’s activities; and

•	To perform any other activities consistent with this charter, the Company’s certificate of incorporation and by-laws and applicable law, as the Committee or the Board deems appropriate.